Exhibit 99.3

OFFER TO EXCHANGE

0.8881 SHARES OF COMMON STOCK PLUS $6.25 CASH

FOR

UP TO 21,850,000 OF ITS OUTSTANDING EQUITY UNITS

IN THE FORM OF CORPORATE UNITS, STATED AMOUNT $50.00 PER UNIT

(CUSIP No. 524901303)

of

Legg Mason, Inc.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Legg Mason, Inc. (the “Company”) is offering, upon and subject to the terms and conditions set forth in the preliminary prospectus, dated July 15, 2009 (together with any subsequent preliminary or final prospectus, the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), to exchange 0.8881 shares of the Company’s common stock plus $6.25 in cash for each validly tendered and accepted Corporate Units, up to an aggregate of 21,850,000 Corporate Units, upon the terms and subject to the conditions set forth in the Company’s Prospectus (the “Exchange Offer”).

We are requesting that you contact your clients for whom you hold Corporate Units regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Corporate Units registered in your name or in the name of your nominee, or who hold Corporate Units registered in their own names, we are enclosing the following documents:

1.	The Prospectus;

2.	The Letter of Transmittal for your use and for the information of your clients;

3.	A Notice of Guaranteed Delivery to be used to accept either Exchange Offer if time will not permit all required documents to reach the Information and Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

4.	A form of letter which may be sent to your clients for whose account you hold Corporate Units registered in your name or the name of your nominee, with space provided for obtaining such clients’ instruction with regard to the Exchange Offer; and

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Your prompt action is requested. The Exchange Offer will expire at 12:01 a.m., New York City time, on August 12, 2009, unless extended by the Company (the “Expiration Date”). Corporate Units tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date or at any time after the expiration of 40 business days after the commencement of the offer if we have not accepted the tendered Corporate Units for exchange by that date.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), or an electronic confirmation pursuant to the Depository Trust Company’s ATOP system, with any required signature guarantees and any other required documents, should be sent to the Information and Exchange Agent in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

If a registered holder of Corporate Units desires to tender, but the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under the “Description of the Offer—Procedures for Tendering Corporate Units—Guaranteed Delivery.”

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Corporate Units held by them as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Corporate Units pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

The Company has not authorized anyone to make any recommendation to holders as to whether to tender or refrain from tendering in the Exchange Offer.

Any questions related to the procedure for tendering you may have with respect to the Exchange Offer should be directed to, and additional copies of the enclosed material may be obtained from, MacKenzie Partners, Inc., the Information and Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal. The Dealer Mangers are Citigroup Global Markets Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc.

Very truly yours,

Legg Mason, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE INFORMATION AND EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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